Exhibit 10.4

FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

THIS FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this "Amendment") is effective as of the 3rd day of October, 2023, by and between SOCIETAL CDMO GAINESVILLE, LLC, a Massachusetts limited liability company ("Seller"), and WEEKLEY HOMES, LLC, a Delaware limited liability company ("Buyer").

RECITALS:

A. Seller and Buyer entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions dated August 11, 2022, as amended by that certain First Amendment to Purchase and Sale Agreement and Joint Escrow Instructions dated November 22, 2022, that certain Second Amendment to Purchase and Sale Agreement and Joint Escrow Instructions dated January 23, 2023, and that certain Third Amendment to Purchase and Sale Agreement and Joint Escrow Instructions dated April 21, 2023 (collectively, the "Agreement"), for certain property located in Hall County, Georgia, as more particularly described in the Agreement.

B. Seller and Buyer desire to amend the Agreement as set forth below.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the covenants and agreements contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.
Incorporation of Recitals. The recitals set forth above are incorporated herein and made a part of this Amendment to the same extent as if set forth herein in full.
2.
Defined Terms. Capitalized terms used but not defined in this Amendment will have the meanings given to them in the Agreement.
3.
Additional Earnest Money Deposit. In consideration of Seller's execution of this Amendment, Buyer shall deposit Fifty Thousand and 00/100 Dollars ($50,000.00) with the Title Company within one (1) business day after execution of this Amendment, which shall be considered part of the Deposit and shall be nonrefundable to Buyer, except as the Deposit is refundable as expressly provided in the Agreement and shall be applicable to the Purchase Price at Closing.
4.
Entitlements. Section 7(a) is hereby amended as follows:

The parties acknowledge that Buyer timely made its submittal for the Rezoning and that Buyer intends to resubmit revised plans for the Rezoning (the “Revised Rezoning”) to the City of Gainesville (the "City"), which incorporate the City's comments with respect to the Rezoning, on or before September 29, 2023. Buyer shall notify Seller on the date Buyer submits the Revised Rezoning and simultaneously provide Seller with a copy of the Revised Rezoning. Thereafter, if despite Buyer's diligent, good faith efforts, the Rezoning is not obtained on or before February 28, 2024 (the "Rezoning Outside Date"), then Buyer may proceed with the Rezoning or terminate the Agreement by delivery of written notice to Seller on or before 5:00 p.m. Eastern Time on March 6, 2024 (the “Outside Rezoning Termination Date”), in which event the Deposit (less One Hundred and 00/100 Dollars ($100.00), which will be disbursed to Seller) will be returned to Buyer and neither Party will have any further obligation or liability to the other under the Agreement except as expressly survives termination.

5.
Rezoning Deposit. Within three (3) business days after the Rezoning Outside Date, Buyer shall deposit an additional Fifty Thousand and 00/100 Dollars ($50,000.00) with the Title Company, which shall be considered part of the Deposit and be nonrefundable to Buyer, except as otherwise expressly provided in the Agreement.
6.
LDP Outside Date. Section 7(c) is hereby deleted and replaced with the following:

“Within sixty (60) days after the earlier of (a) Rezoning has been granted by the applicable governmental authorities, or (b) the Rezoning Outside Date, Buyer will submit an application for a land disturbance permit for the development of the Property for the Intended Use (the "LDP"). Buyer shall notify Seller of Buyer's application for the LDP. Buyer shall have until May 24, 2024 (the "LDP Outside Date") to obtain the LDP. Notwithstanding the foregoing, Buyer may extend the LDP Outside Date by up to three (3) periods of thirty (30) days each (an "LDP Extension") upon (i) written notice to Seller delivered at least three (3) business days prior to the scheduled LDP Outside Date, and (ii) with respect to each LDP Extension, delivery to Seller of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) (an "LDP Extension Fee"), which shall be considered part of the Deposit and shall be nonrefundable (except in the event of a Seller default) and credited to the Purchase Price at Closing. If, despite Buyer's diligent, good faith efforts, the LDP and Rezoning are not obtained on or before the LDP Outside Date, Buyer shall either (x) waive the LDP contingency and proceed to Closing by the date specified in Section 11 of this Agreement, or (y) terminate this Agreement by written notice to Seller on or before the LDP Outside Date and if such notice is delivered on or before May 24, 2024, Buyer shall receive a refund of the Deposit. Upon any such termination neither Party shall have any further obligations under this Agreement except for the obligations that expressly survive termination of this Agreement. Buyer shall be deemed to have elected option (x) hereinabove, waiving the LDP contingency, in the event Buyer fails to deliver a timely termination notice under option (y) hereinabove on or before May 24, 2024. After Buyer's exercise of any LDP Extension and delivery of any LDP Extension Fee that extends the LDP Outside Date beyond May 24, 2024, Buyer will authorize the Title Company to release the Deposit and any LDP Extension Fee to Seller, at which time the Deposit and any LDP Extension Fee shall be non-refundable to Buyer except in the event of a Seller default but shall remain applicable to the Purchase Price.”

7.
Closing Date. Section 11(a) is hereby amended to provide that the Closing Date shall be thirty (30) days after the earlier to occur of (i) Buyer's receipt of the LDP, or (ii) the LDP Outside Date, as may be extended.
8.
Refundability of Deposits. For purposes of clarification, and notwithstanding anything to the contrary contained in the Agreement or this Amendment, the following shall govern as to the refundability of the Deposit, any LDP Extension Fee or any extension fee, extension deposit, additional deposit, or any other deposits of a similar nature delivered by Buyer to Title Company or Seller pursuant to the Agreement prior to Closing (collectively “All Deposits”): All Deposits shall be fully refundable to Buyer should Buyer timely terminate this Agreement (a) prior to the Outside Rezoning Termination Date due to Buyer's inability to complete the Rezoning, (b) prior to May 24, 2024 due to Buyer's inability to obtain the Rezoning and the LDP, or (c) in the event of a Seller default (less One Hundred and 00/100 Dollars ($100.00) to be disbursed to Seller). Notwithstanding the foregoing, in the event that Buyer elects to exercise one or more LDP Extensions so as to extend the LDP Outside Date beyond May 24, 2024, Buyer will immediately authorize the Title Company to release All Deposits to Seller, at which time All Deposits shall only be refundable to Buyer in the event of a Seller default. At Closing, All Deposits shall be credited against the Purchase Price.
9.
Ratification of Agreement; Conflict. The Agreement, as amended by this Amendment, is hereby ratified and affirmed by Seller and Buyer and will continue in full force and effect. If any conflict arises between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment will control.
10.
Governing Law. This Amendment will be construed and enforced in accordance with the laws of the State of Georgia.
11.
Binding Effect; Entire Agreement. This Amendment: (a) is binding upon and inures to the benefit of the parties and their respective successors and assigns; (b) may be modified or amended only in writing signed by each party; (c) may be executed by electronic signatures, including DocuSign, and in several counterparts, and by the parties on separate counterparts, and each counterpart, when so executed and delivered, will constitute an original agreement, and all such separate counterparts will constitute one and the same agreement; and (d) embodies the entire agreement and understanding between the parties with respect to the subject matter of this Amendment and supersedes all prior agreements relating to such subject matter.

[Signatures commence on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal as of the date and year first written above.

"SELLER":

SOCIETAL CDMO GAINESVILLE, LLC,
a Massachusetts limited liability company

By: /s/ Ryan D. Lake
Name: Ryan D. Lake
Title: CFO

[Signatures continue on following page]

"BUYER":

WEEKLEY HOMES, LLC,
a Delaware limited liability company

By: /s/ John Burchfield
Name: John Burchfield
Title: General Counsel

Date: 10/06/2023